As filed with the Securities and Exchange Commission on
September 4, 1998.
                                        Registration No. 333-____
_________________________________________________________________
_________________________________________________________________
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM S-8
     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     FIRST LIBERTY BANK CORP.
     (Exact name of registrant as specified in its charter)

      Pennsylvania                       23-2275242
(State of Incorporation)    (I.R.S. Employer Identification No.)

                    645 Washington Avenue
                 Jermyn, Pennsylvania  18433
                        (717) 876-6500
  (Address and telephone number of principal executive offices)

     Upper Valley Bancorp, Inc. 1995 Employee Stock Option Plan
                    (Full Title of the Plan)

                                   With a copy to:
William M. Davis                   David W. Swartz, Esquire
President and Chief                Stevens & Lee
Executive Officer                  111 N. Sixth Street
645 Washington Avenue              Reading, Pennsylvania 19601
Jermyn, Pennsylvania  18433        (610) 478-2000
(717) 876-6500

(Name, address and telephone
number of agent for service)
=================================================================
                 CALCULATION OF REGISTRATION FEE
=================================================================
                             Proposed    Proposed
                              Maximum     Maximum
   Title of       Amount      Offering   Aggregate     Amount of
Securities to      to be     Price Per    Offering   Registration
be Registered   Registered    Share(1)    Price(1)        Fee

Common Stock,
 par value
 $1.25 per share   40,000    $35.99      $1,439,600  $424.68
=================================================================
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h). Price per share represents the book value for a share of Registrant's Common Stock on July 31, 1998.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents are incorporated by reference in this Registration Statement:

     (a) Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 (as amended by the Form 10-K/A filed on May 1, 1998 and the Form 10-K/A No. 2 filed on
          May 15, 1998).

     (b)  All other reports filed by the Company pursuant to
          Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 1997.

     All documents subsequently filed by the Registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statements contained herein or in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Registration Statement, to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

     The authorized capital stock of Registrant consists of 10,000,000 shares of common stock, par value $1.25 per share (the "Common Stock"). As of June 30, 1998, there were 1,574,350 shares of Common Stock issued and outstanding, and no shares held by Registrant as treasury stock. There are no other shares of capital stock of Registrant authorized, issued, or outstanding.

     Common Stock

     The holders of Common Stock are entitled to share ratably in dividends when and if declared by Registrant's Board of Directors from funds legally available therefor. Declaration and payment of cash dividends by Registrant depends primarily upon dividend payments by The First National Bank of Jermyn ("FNBJ") and NBO National Bank ("NBO"), the Registrant's wholly-owned banking subsidiaries, which are Registrant's primary source of revenue and cash flow. Registrant is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of
<PAGE 2> Registrant, and consequently the right of creditors and shareholders of Registrant, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Registrant in its capacity as a creditor may be recognized.

     FNBJ and NBO will be permitted to pay cash dividends sufficient to fund any dividend by Registrant subject to applicable regulatory restrictions.

     The holders of shares of Common Stock possess exclusive voting rights in Registrant. Each holder of shares of Common Stock will be entitled to one vote for each share held on matters upon which shareholders have the right to vote. Registrant's shareholders are not entitled to cumulate votes in the election of directors.

     Registrant's Board of Directors is divided into three classes, each serving three-year terms, so that approximately one-third of the directors of Registrant are elected at each annual meeting of shareholders of Registrant. Classification of the Registrant's Board of Directors has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the Registrant's Board of Directors and thereby could impede a change in control of Registrant.

     The holders of Common Stock have no preemptive rights to acquire any additional shares of Registrant. In addition, the Common Stock is not subject to redemption.

     Registrant's Restated Articles of Incorporation authorize the Registrant's Board of Directors to issue authorized shares of Common Stock without shareholder approval. The Common Stock is not listed or traded on a recognized securities exchange and is inactively traded.

     In the event of liquidation, dissolution, or winding-up of Registrant, whether voluntary or involuntary, holders of Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor).

     Special Charter and Pennsylvania Corporate Law Provisions

     Registrant's Restated Articles of Incorporation and Restated Bylaws contain certain provisions which may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for Registrant stock, a proxy contest for control of Registrant, the assumption of control of Registrant by a holder of a large block of Registrant stock and the removal of Registrant's management. These provisions:
(1) divide Registrant's Board of Directors into three classes serving staggered three-year terms; (2) require a supermajority vote of directors (80% until January 1, 2004 and 66-2/3%
<PAGE 3> thereafter to increase the size of any class of the
Board of Directors); (3) require a supermajority vote of directors and shareholders (80% of directors and 80% of shareholders until January 1, 2004 and 66-23/% of directors and 66-2/3% of shareholders thereafter) to approve certain mergers, asset sales and similar transactions if the transaction is not approved, in advance, unanimously by Registrant's Board or if the transaction is not approved, in advance, unanimously by the Registrant Board of Directors; (4) prohibit shareholders' actions without a meeting; (5) require any person or group who or which becomes the beneficial owner of 25% or more of the outstanding shares of the Common Stock to offer to purchase all other outstanding shares of such Common Stock for cash at a price equal to the highest price paid by such person or group for any such shares of Common Stock or, if the Board of Directors so elects, at fair market value determined by an investment banking firm selected by the Board of Directors; (6) require a supermajority vote of shareholders and directors to approve the repeal of amendment of certain provisions of the Restated Articles of Incorporation and Restated Bylaws; (7) eliminate cumulative voting in elections of directors; (8) require a supermajority vote of directors to take certain actions which might result in a change in control of Registrant; and (8) require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

     The Pennsylvania Business Corporation law of 1988, as amended (the "Pennsylvania BCL"), also contains certain provisions applicable to Registrant which may have the effect of impeding a change in control of Registrant. These provisions, among other things: (1) prohibit for five years, subject to certain exceptions, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease, or exchange of assets) with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power; (2) require disgorgement by any person or group who or which has acquired or publicly disclosed an intent to acquire 20% or more of a public corporation's voting power of any profit realized from the sale of any shares acquired within specified time periods of such acquisition or disclosure if the shares are sold within eighteen months thereafter; and (3) generally prohibit a person or group who or which exceeds certain stock ownership thresholds (20%, 33-1/3% and 50%) for the first time from voting the "control shares" (i.e., the shares owned in excess of the applicable threshold) unless voting rights are restored by a vote of disinterested shareholders.

     In 1990, Pennsylvania adopted legislation further amending the Pennsylvania BCL. To the extent applicable to Registrant at the present time, this legislation generally: (1) expands the factors and groups (including shareholders) which Registrant's Board of Directors can consider in determining whether a certain action is in the best interests of the corporation; (2) provides that Registrant's Board of Directors need not consider the interests of any particular group as dominant or controlling;
(3) provides that Registrant's directors, in order to satisfy the presumption that they have acted in the best interests of the
<PAGE 4> corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control; (4) provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and
(5) provides that the fiduciary duty of Registrant's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

     The 1990 amendments to the Pennsylvania BCL explicitly provide that the fiduciary duty of directors shall not be deemed to require directors (1) to redeem any rights under, or to modify or render inapplicable, any shareholder rights plan; (2) to render inapplicable, or make determinations under, provisions of the Pennsylvania BCL relating to control transactions, business combinations, control-share acquisitions, or disgorgement by certain controlling shareholders following attempts to acquire control; or (3) to act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition. One of the effects of the 1990 fiduciary duty statutory provisions may be to make it more difficult for a shareholder to successfully challenge the actions of Registrant's Board of Directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendments to the Pennsylvania BCL grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

Item 5.   Interests of Named Experts and Counsel.

     Not applicable.

Item 6.   Indemnification of Directors and Officers.

     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach of failure to perform constitutes self-dealing, willful misconduct or recklessness.
  <PAGE 5>
     Registrant's Restated Bylaws provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

     Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by the Registrant.

Item 7.   Exemption from Registration Claimed.

     Not applicable.

Item 8.   Exhibits.

     4.1       Restated Articles of Incorporation of Registrant.
               (Incorporated by reference to Exhibit 99.1 to Registrant's Current Report on Form 8-K dated
               July 9, 1998.)

     4.2 Restated Bylaws of Registrant. (Incorporated by reference to Exhibit 99.2 to Registrant's Current
               Report on Form 8-K dated July 9, 1998.)

     4.3       Upper Valley Bancorp, Inc. 1995 Employee Stock
               Option Plan.

     5.        Opinion of Stevens & Lee.

     23.1 Consent of KPMG Peat Marwick, LLP, independent auditors.

     23.2 Consent of Stevens & Lee. (contained in Exhibit 5 of this Registration Statement.)

     24. Power of Attorney of certain directors and officers (included on signature page).

Item 9.   Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.
  <PAGE 6>
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of a plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jermyn, Pennsylvania, on August 18, 1998.

                              FIRST LIBERTY BANK CORP.

                              By/s/ William M. Davis
                                   William M. Davis, President
                                   and Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William M. Davis, Steven R. Tokach, Donald R. Gibbs, and David W. Swartz, Esquire, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

    Signature                     Title               Date

/s/ William M. Davis           President          August 18, 1998
William M. Davis               and Chief Executive
                               Officer (Principal
                               Executive Officer)

                               Chief Financial    August __, 1998
Donald J. Gibbs                and Accounting Officer

                               Director           August __, 1998
Michael A. Barbetti

/s/ Edmund J. Biancarelli      Director           August 26, 1998
Edmund J. Biancarelli

/s/ Joseph P. Coviello         Director           August 26, 1998
Joseph P. Coviello

/s/ David M. Epstein           Director           August 25, 1998
David M. Epstein

                               Director           August __, 1998
Fred J. Gentile

/s/ Harold S. Kaplan           Director           August 25, 1998
Harold S. Kaplan

/s/ Robert T. Kelly            Director           August 26, 1998
Robert T. Kelly

/s/ Kuzma Leschak, Jr.         Director           August 26, 1998
Kuzma Leschak, Jr.

/s/ Harold T. McGovern         Director           August 26, 1998
Harold T. McGovern

/s/ I. Leo Moskowvitz          Director           August 26, 1998
I. Leo Moskowvitz

/s/William K. Nasser, Jr.      Director           August 25, 1998
William K. Nasser, Jr.

/s/ Peter A. Sabia             Director           August 26, 1998
Peter A. Sabia

/s/ Thomas G. Speicher         Director           August 26, 1998
Thomas G. Speicher

/s/ Garfield G. Thomas         Director           August 26, 1998
Garfield G. Thomas
  <PAGE 9>
/s/ Steven R. Tokach           Director           August 26, 1998
Steven R. Tokach

                               Director           August __, 1998
Norman E. Woodworth

                          EXHIBIT INDEX

     4.1       Restated Articles of Incorporation of Registrant.
               (Incorporated by reference to Exhibit 99.1 to Registrant's Current Report on Form 8-K dated
               July 9, 1998.)

     4.2 Restated Bylaws of Registrant. (Incorporated by reference to Exhibit 99.2 to Registrant's Current
               Report on Form 8-K dated July 9, 1998.)

     4.3       Upper Valley Bancorp, Inc. 1995 Employee Stock
               Option Plan.

     5.        Opinion of Stevens & Lee.

     23.1 Consent of KPMG Peat Marwick, LLP, independent auditors.

     23.2 Consent of Stevens & Lee. (contained in Exhibit 5 of this Registration Statement.)

     24. Power of Attorney of certain directors and officers (included on signature page).
  <PAGE 11>